Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED NOVEMBER 30, 2024

(Expressed in Canadian dollars unless otherwise stated)

February 27, 2025

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

General

This management's discussion and analysis ("MD&A") of the financial condition and results of operations of GoldMining Inc. for the year ended November 30, 2024, should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto, and its annual information form (the "AIF"), for the year ended November 30, 2024, copies of which are available under its profile at www.sedarplus.ca.

References in this MD&A to the "Company" mean "GoldMining Inc.", together with its subsidiaries, unless the context otherwise requires. Unless otherwise stated, references herein to "$" or "dollars" are to Canadian dollars, references to "US$" are to United States dollars and references to "R$" are to Brazilian Reals.

The Company's audited consolidated financial statements for the year ended November 30, 2024 have been prepared in accordance with International Financial Reporting Standards ("IFRS") and IFRS Accounting Standards as issued by the International Accounting Standards Board ("IASB"). Unless otherwise stated, all information contained in this MD&A is as of February 27, 2025.

Forward-looking Information

This document contains "forward-looking information" within the meaning of applicable Canadian securities laws and "forward-looking statements" within the meaning of securities laws in the United States (collectively, "forward-looking statements"), including statements regarding the Company's: (i) future exploration and development plans and strategies; (ii) capital requirements and ability to obtain requisite financing; (iii) expectations respecting the receipt of necessary licences and permits, including obtaining extensions thereof; (iv) future sales of GoldMining Shares under the ATM Program (as defined herein) and use of funds therefrom; (v) future work on the Company's non-material properties; and (vi) strategy and future business plans.  Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "does not expect", "estimates", "intends", "anticipates", "does not anticipate", "believes" or variations of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "should" or "will" be taken, occur or be achieved and the negative of these terms or other similar expressions. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business and the industry and markets in which the Company operates including: (i) assumptions about general business and economic conditions; (ii) commodities prices; (iii) the ability of the Company to identify and execute on value enhancement opportunities such as joint ventures, option agreements and other divestitures; (iv) the availability of equity and other financing on reasonable terms or at all, including necessary financing to meet the Company's contractual obligations to maintain its property interests or exercise mineral property options;  (v) the timing and ability to obtain requisite operational, environmental and other licences, permits and approvals, including extensions thereof; and (vi) the value of publicly traded securities held by the Company.  Investors are cautioned that forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to: (i) obtaining and maintaining all necessary government permits, licenses, approvals and authorizations; (ii) uncertainty of mineral resource estimates; (iii) fluctuation in market value of publicly traded securities held by the Company; (iv) potential dilution of voting power or earnings per share; (v) general economic and market conditions; (vi) gold and other commodity price fluctuations and volatility; (vii) the Company has no known Mineral Reserves and that no economic reserves may exist on the Company's projects; (viii) potential acquisitions of additional mineral properties or mergers with or investment in new companies and abandonment or loss of interest by the Company in its mineral properties; (ix) referendums or resolutions respecting prohibitions or restrictions on mining; (x) government regulations and government and community approvals, acceptance, agreements and permissions (generally referred to as "social licence"); (xi) inherent risks in mining and development, including risks related to accidents, labour disputes, environmental hazards, unfavourable operating conditions, or other unanticipated difficulties with or interruptions in operations; (xii) war, crime, terrorism, sabotage, blockades and other forms of civil unrest, and uncertain political and economic environment; (xiii) competitive conditions in the mineral exploration and mining industry;  (xiv) potential defects in title to the Company's properties; (xv) environmental regulation and liability; (xvi) costs, compliance and other risks associated with climate change and emerging climate change regulation; (xvii) information systems and cyber security; (xviii) the uncertainty of profitability and financing risks, as the Company's limited operating history; (xix) health epidemics or pandemics; (xx) internal controls over financial reporting; (xxi) fluctuating exchange rates; (xxii) the ability of the Company to retain skilled and experienced personnel, contractors, management and employees; (xxiii) potential litigation; (xxiv) foreign operations; (xxv) possible conflicts of interest; (xxvi) uninsurable risks; risks associated with joint ventures; (xxvii) capital cost estimates. and (xxviii) other risks and uncertainties listed in the Company's public filings, including those set out under "Risk Factors" in the AIF.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

These risks, as well as others, could cause actual results and events to vary significantly. Accordingly, readers should not place undue reliance on forward-looking statements and information, which are qualified in their entirety by this cautionary statement. There can be no assurance that forward-looking information, or the material factors or assumptions used to develop such forward-looking information, will prove to be accurate. The Company does not undertake any obligations to release publicly any revisions for updating any voluntary forward-looking statements, except as required by applicable securities laws.

Business Overview

The Company is a public mineral exploration company focused on the acquisition and development of gold assets in the Americas. Through its disciplined acquisition strategy, the Company now controls a diversified portfolio of resource-stage gold and gold-copper projects in Canada, U.S.A., Brazil, Colombia and Peru.

GoldMining's principal projects are currently its La Mina Gold Project (the "La Mina Project") and Titiribi Gold-Copper Project, located in the Department of Antioquia, Colombia (the "Titiribi Project"), the São Jorge Gold Project, located in the State of Pará, Brazil (the " São Jorge Project") and the Whistler Gold-Copper Project, located in Alaska, United States (the "Whistler Project"), held through its majority ownership of U.S. GoldMining Inc. ("U.S. GoldMining").

In April 2023, U.S. GoldMining completed its initial public offering (the "U.S. GoldMining IPO") and listing on the NASDAQ Capital Market. The Company currently holds approximately 79% of the outstanding shares of common stock of U.S. GoldMining Shares (the "U.S. GoldMining Shares").

The Company's common shares (the "GoldMining Shares") are listed on the Toronto Stock Exchange (the "TSX") under the symbol "GOLD", on the NYSE American under the symbol "GLDG" and on the Frankfurt Stock Exchange under the symbol "BSR".

The head office and principal address of the Company is Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, Canada.

Company Strategy

The Company's long-term growth strategy of acquiring and developing gold assets in the Americas is premised on a disciplined execution strategy of advancing the existing portfolio including pursuing partnerships and joint ventures, while also continuing to evaluate accretive acquisition opportunities and potential spin-outs and property divestiture opportunities.

Recent Developments

Successful Option Sale of Almaden Project and Strategic Investments in NevGold Corp.

On July 4, 2022, the Company entered into an option agreement (the "NevGold Option Agreement") with TSX Venture listed NevGold Corp ("NevGold") and its subsidiary, pursuant to which the Company's subsidiary granted NevGold's subsidiary an option to acquire 100% of the Almaden Project in consideration for 4,444,444 common shares of NevGold ("NevGold Shares").

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

In connection with the transaction, GoldMining agreed to, subject to certain conditions, purchase additional NevGold equity in an amount to the lesser of $1.25 million and 40% of the total gross proceeds raised by NevGold in certain qualifying financings announced prior to November 30, 2022.  In connection therewith, on December 5, 2022, GoldMining acquired 2,976,000 units ("Units") of NevGold at a price of $0.42 per Unit in a brokered private placement, for a total purchase price of $1.25 million.  Each Unit, consisted of one NevGold Share and one-half of one warrant (each whole warrant, a "Warrant") of NevGold.  Each Warrant entitled the holder to purchase one NevGold Share at an exercise price of $0.60 until December 5, 2024. The Warrants expired unexercised.

On January 1, 2023, the Company's subsidiary received 3,658,536 NevGold Shares in satisfaction of a $1.5 million option payment under the NevGold Option Agreement. On July 13, 2023, the Company's subsidiary received 4,109,589 NevGold Shares in satisfaction of a $1.5 million option payment under the NevGold Option Agreement. On January 18, 2024, the Company's subsidiary received 10,000,000 NevGold Shares in satisfaction of a $3.0 million option payment under the NevGold Option Agreement. As a result, the Company completed the sale of the Almaden Project, which was renamed Nutmeg Mountain by NevGold, to a subsidiary of NevGold. Following this transaction, the Company is currently the largest shareholder of NevGold and beneficially owns and has control and direction over 26,670,250 NevGold Shares, representing approximately 28% of the outstanding NevGold Shares (as of date hereof). Additional success-based contingent payments totalling up to $7.5 million remain under the NevGold Option Agreement (payable in cash or shares at the election of NevGold).

Updated At-the-Market Equity Program

On November 24, 2023, the Company renewed its at-the-market equity program (the "2023 ATM Program") by entering into an equity distribution agreement (the "2023 Distribution Agreement") with a syndicate of agents led by BMO Nesbitt Burns Inc., and including BMO Capital Markets Corp., H.C. Wainwright & Co. LLC, Canaccord Genuity Corp., Canaccord Genuity LLC, Laurentian Bank Securities Inc. and Roth Capital Partners, LLC (collectively, the "Agents"). The 2023 ATM Program allowed the Company to distribute up to US$50 million (or the equivalent in Canadian dollars) of common shares of the Company (the "ATM Shares") under the 2023 ATM Program. The 2023 ATM Program was replaced in December 2024 by the 2024 ATM Program.

On December 20, 2024, the Company renewed its at-the-market equity program (the "2024 ATM Program" and together with the 2023 ATM Program, the "ATM Program") by entering into an equity distribution agreement (the "2024 Distribution Agreement") with the Agents led by BMO Nesbitt Burns Inc. The 2024 ATM Program will allow the Company to distribute up to US$50 million (or the equivalent in Canadian dollars) of ATM Shares under the 2024 ATM Program.  The ATM Shares will be issued by the Company to the public from time to time, through the Agents, at the Company's discretion. The ATM Shares sold under the 2024 ATM Program, if any, will be sold at the prevailing market price on the TSX or the NYSE, as applicable, at the time of sale.  Unless earlier terminated by the Company or the Agents as permitted therein, the 2024 Distribution Agreement will terminate upon the earlier of: (a) the date that the aggregate gross sales proceeds of the ATM Shares sold under the 2024 ATM Program reaches the aggregate amount of US$50 million (or the equivalent in Canadian dollars); or (b) December 24, 2025.

During the three months ended November 30, 2024, the Company issued a total of 3,710,402 ATM Shares under the 2023 ATM Program for aggregate gross proceeds of $4.8 million. Aggregate gross proceeds raised over the three months ended November 30, 2024, were approximately $1.92 million from sales conducted through the facilities of the TSX (net proceeds $1.87 million) and US$2.10 million from sales conducted through the facilities of the NYSE American (net proceeds US$2.05 million), and the Agents were paid aggregate commissions on such sales of approximately $0.05 million and US$0.05 million, representing 2.50% of the gross proceeds of the ATM Shares sold.

During the year ended November 30, 2024, the Company issued a total of 10,873,320 ATM Shares under the 2023 ATM Program for aggregate gross proceeds of $13.1 million. Aggregate gross proceeds raised over the year ended November 30, 2024, were approximately $7.07 million from sales conducted through the facilities of the TSX (net proceeds $6.89 million) and US$4.45 million from sales conducted through the facilities of the NYSE American (net proceeds US$4.34 million), and the Agents were paid aggregate commissions on such sales of approximately $0.18 million and US$0.11 million, representing 2.50% of the gross proceeds of the ATM Shares sold.

Subsequent to November 30, 2024, the Company issued an additional 1,118,400 ATM Shares under the 2024 ATM Program for aggregate gross proceeds of $1.29 million. Aggregate gross proceeds raised were approximately $1.29 million from sales conducted through the facilities of the TSX (net proceeds $1.26 million) and the Agents were paid aggregate commissions on such sales of approximately $0.03 million, representing 2.50% of the gross proceeds of the ATM Shares sold.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

U.S. GoldMining At-the-Market Equity Program

On May 15, 2024, U.S. GoldMining entered into an at-the market offering agreement with a syndicate of agents for an at-the-market facility (the "U.S. GoldMining ATM Program"). Pursuant to the U.S. GoldMining ATM Program, U.S. GoldMining may sell up to US$5.5 million of U.S. GoldMining Shares from time to time through the sales agents. A fixed cash commission rate of 2.5% of the gross sales price per share of common stock sold under the U.S. GoldMining ATM Program will be payable to the agents in connection with any such sales.

The securities that may be offered under the U.S. GoldMining ATM Program have not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws.

During the year ended November 30, 2024, U.S. GoldMining sold 45,699 common shares under the U.S. GoldMining ATM Program, for gross proceeds of $0.7 million (US$0.48 million).

Update on Material Properties

The Company is currently in the process of identifying and planning additional work related to its projects with the goal of directing resources to enhance value at prioritized projects (the "Strategic Review Process"). To date, pursuant to this Strategic Review Process, the Company has identified additional studies and reports to be completed at certain of its properties as detailed below. Such work may include undertaking additional studies, economic assessments and exploration and development work. Additional work on projects identified as part of the strategic review process and any future expansion, including the acquisition of additional mineral properties or interests, may require additional financing, which we may obtain through equity and/or debt financing.

The Company currently plans to continue to maintain each of its material projects in good standing.

São Jorge Gold Project

During the year ended November 30, 2024, the Company incurred $1.1 million of expenditures on the São Jorge Project. These expenditures included land access fees, consulting fees to vendors that provided geological and technical services, expenditures for camp maintenance costs, and costs related to the execution of a 1,077 meter diamond core drilling program and 3,098 meters of power auger drilling (the "São Jorge Program") as announced on May 29, 2024. On June 18, July 9, and September 9, 2024, the Company announced assay results from the completed diamond core drilling and on September 9, 2024 and November 11, 2024, announced partial results for the auger drilling.

The two most recent diamond drill holes successfully identified new gold and copper mineralization approximately 1 km northwest of the São Jorge gold deposit (the "Deposit") in areas that had no previous drilling.

On February 26, 2025 the Company reported an updated mineral resource estimate for the São Jorge Project. For further information please see the technical report titled "NI 43-101 Technical Report, São Jorge Project, Pará State, Brazil", with an effective date of January 28, 2025, prepared for the Company and available under its profile at www.sedarplus.ca.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

In 2023, the Final Exploration Report for the license no.850.058/2002 was approved by the Brazilian National Mining Agency or Agência Nacional de Mineração ("ANM") and the Company has acquired the right to apply for a Mining Concession.  To complete the application, the Company is required to prepare and file an Economic Assessment Plan ("PAE") and initiate environmental baseline studies to apply for a Preliminary Environmental License.  The Company notes that such an assessment plan does not constitute a preliminary economic assessment within the meaning of NI 43-101 and no production decision with respect to the project has been made to date.  The Company contracted independent consultants to prepare the PAE and it was submitted to ANM on October 29, 2024.

As previously disclosed by the Company, concerning four exploration licenses represented by administrative proceedings nos. 850.193/2017 to 850.196/2017 (originally granted in August 2017) held by the Company, for which the first three-year term had expired, the Company has submitted to ANM preliminary exploration reports and license renewal applications for an additional three-year term. There is no assurance that such studies or reports will be accepted or that such renewal applications will be approved by ANM.

The Company added a further exploration concession to the São Jorge Project, represented by administrative proceedings no. 850.745/2024, acquired through public tender of the ANM in November 2024. The São Jorge Project currently consists of eight exploration concessions totalling 46,485.08 ha.

The Company intends to conduct further exploration work on the São Jorge Project to cover unsampled areas of the exploration licenses represented by administrative proceedings Nos. 850.275/2003 (originally granted in December 2010) and 850.556/2013 (originally granted in October 2016). A final exploration report is required to be submitted to ANM by April 2026.

Additional geochemical sampling program including auger drilling campaign is currently planned for the first quarter of 2025 to continue the exploration on target areas identified on claim no. 850.058/2002.

Whistler Gold-Copper Project

During the year ended November 30, 2024, U.S. GoldMining incurred $8.0 million of expenditures on the Whistler Project for consulting fees to vendors for geological and environmental work, drilling and other exploration field activities, camp, travel and logistics in support of field programs, permitting and compliance, regulatory and community stakeholder engagements, camp, equipment, road and airstrip maintenance costs.

On August 21, 2023, U.S. GoldMining announced the commencement of the 2023 Phase 1 Drilling Program (the "2023 Whistler Program") at the Whistler Project. Phase 1 of the 2023 Whistler Program comprised up to an initial 5,000 meters of the budgeted drilling program. Four confirmatory drill holes were completed for a total of 2,234 meters by mid-November, at which time the 2023 Whistler Program was paused for winter break.

On January 16, 2024, U.S. GoldMining announced initial results from the 2023 Whistler Program, which confirmed the continuity of the near-surface high-grade core at the Whistler deposit.

On June 27, 2024, U.S. GoldMining announced the re-commencement of drilling at the Whistler Project for the 2024 field season (the "2024 Whistler Program"). The exploration program was focused on additional confirmatory infill and step-out drilling within the Whistler and Raintree West deposits. Surface exploration activities were also completed with the objective to identify drill targets within the broader Whistler Orbit, a classic porphyry cluster with potential to discover additional mineralized intrusive centers.

On September 30, 2024, U.S. GoldMining announced initial assay results from the first two diamond core drill holes completed of its 2024 Whistler Program.

On October 7, 2024, U.S. GoldMining announced an updated mineral resource estimate for the Whistler Project, which included a 117% increase in indicated resources.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

On November 18, 2024, U.S. GoldMining announced additional diamond core drill results from the 2024 Whistler Program, including diamond core drilling program including comprising delineation of high-grade mineralization in the western portion of the Whistler deposit.

On February 3, 2025, U.S. GoldMining announced additional diamond core drill results of WH24-03 and WH24-04 from the 2024 Whistler Program diamond core drilling program, including multiple broad intercepts of high-grade mineralization expanding the western portion of the Whistler deposit.

On February 10, 2025, U.S. GoldMining announced new assay results from WH24-05 which was drilled adjacent to the Raintree West Deposit as part of the 2024 Whistler Program, including confirmatory diamond core drilling program completed at the Whistler Project. The drilling intercepted multiple zones of high-grade gold and silver polymetallic mineralization approximately 500 meters south of any prior drilling at the deposit.

La Mina Gold-Copper Project

During the year ended November 30, 2024, the Company incurred $0.2 million of expenditures on the La Mina Gold-Copper Project, which included expenditures for camp maintenance, consulting fees to vendors who provided geological and technical services, payroll and personnel expenses and surface rights lease payments.

Titiribi Gold-Copper Project

During the year ended November 30, 2024, the Company incurred $0.4 million of expenditures on the Titiribi Project, which included expenditures for camp maintenance costs, payroll and personnel expenses, surface rights lease payments as well as initiating a geotechnical study to better determine the physical characteristics of rock and soil at the Titiribi Project. The Company had initially proposed a work program which included a drill program to be completed in 2022, however, the Company received approval for deferral of the program from Antioquia's Secretary of Mines. A deferral of this program was submitted as a result of restrictions due to the COVID-19 pandemic, as well as recent proceedings of the local municipality, described in further detail below. The deferral was granted and extended the deferral to April 2024. With the granting of the deferral, the Company has re-evaluated the initially planned work program to now include a geotechnical study to better determine the physical characteristics of rock and soil at the Titiribi Project. In January 2024, the Company submitted details of a work program in compliance with the program that was deferred from 2022.

In August 2021, the Municipal Council of Titiribi issued a Territorial Ordinance Scheme which restricts mining and mineral exploitation activities in the municipality. Similar actions have been made by the Municipal Council of Titiribi in the past, which were successfully challenged in 2017 and 2018. At present, the Territorial Ordinance Scheme is not impacting the Company's activities and status to maintain the Titiribi Project as the situation in the Municipality of Titiribi, Colombia continues to evolve. The Company plans to take appropriate action to appeal the Municipality's actions when required by its exploration and development plans. It expects that any such challenge by the Company would be on the same basis as its prior successful challenge of similar Municipal actions in the past. No proceedings have been commenced at this time. The Titiribi Project remains in good standing.

Other Properties

●

Cachoeira Project – the Company indirectly holds a 100% interest in the Cachoeira Gold Project, located in Pará State, Brazil. The Cachoeira Project comprises one contiguous block consisting of three mining and two exploration licences covering approximately 5,677 ha. In 2014, the Company submitted to ANM an PAE for the mining concessions within the Cachoeira Project, including certain conceptual engineering studies. The Company notes that such PAE does not constitute a preliminary economic assessment within the meaning of NI 43-101 and no production decision with respect to the project has been made to date.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

The Company also submitted an Environmental Impact Assessment in 2013 to Secretaria de Estado de Meio Ambiente e Sustentabilidade of Pará as part of its environmental licensing process, which is ongoing. The Company received the Preliminary Environmental Licence endorsed by the Environmental Council of Pará State on March 15, 2022.

With the Preliminary Environmental License granted, the Company must now proceed to the next phase and attend to all requirements, within one to three years, to obtain an Installation License. Once the Company receives the Installation License it may proceed to start mining construction and operations.

The Company has initiated the field work necessary to meet the requirements of the Preliminary Environmental License. The Company has applied for an additional two year extension of the Preliminary Environmental License due to expire in March 2025, which is pending approval by the regulatory environmental agency.

An exploration concession, Process no. 850.007/2008, was dropped in January 2024. This mineral title did not contain any mineral resources and prior exploration work conducted did not reveal any results of interest.

●

Yarumalito Project – a wholly owned subsidiary of the Company holds a 100% interest in the Yarumalito Gold Project located in Antioquia, Colombia. The Yarumalito Project consists of one unified concession contract with an aggregate area of 1,453 ha, which expires on March 7, 2043, and is renewable for an additional 30 years. The concession requires approved work programs to be completed and tax to be paid to keep the concession in good standing.

The Company had proposed a work program to be completed in 2022. However, the program was granted a deferral by Antioquia's Secretary of Mines at the Antioquia Government as a result of restrictions due to the COVID-19 pandemic. As a result of the deferral, the Company had until April 2024 to complete a work program or Programa de Trabajo y Obras ("PTO"; approximately equivalent to a PEA/Pre-Feasibility Study) to advance the Yarumalito Project and submit a final exploration report.  During the fourth quarter of 2023, the Company made advances on a PTO study to examine opportunities for resource extraction on the Yarumalito Project as part of a submission of a final exploration report. The PTO looked to increase confidence and understanding of the existing gold and copper resource outlined on the Yarumalito Project. The reports required for meeting the requirements of the PTO, final exploration and social plan report were submitted in January 2024.

On July 17, 2024 the Company was notified of a requirement from the Mining Authority to present the status of environmental licensing process before the Environment Authority. The Company has completed the required environmental impact studies that were submitted on October 22, 2024. In February 2025, the Company was notified that the PTO submitted for the Yarumalito Project was approved, and when the Antioquia Environmental Agency's Resolution granting such approval is registered, an environmental impact assessment required for the proposed works would be triggered.

Other Investments

Gold Royalty Corp.

As at November 30, 2024, the Company owned 21,533,125 common shares (the "GRC Shares") of NYSE American listed, Gold Royalty Corp. ("GRC"). The GRC Shares owned by the Company had a fair value of $38.9 million (US$27.8 million) at November 30, 2024.

During the year ended November 30, 2024, the Company acquired 100,000 common shares of GRC for $0.2 million including transaction costs, through open market purchases over the facilities of the NYSE American.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

NevGold Corp.

As of November 30, 2024, the Company owned 26,670,250 NevGold Shares, which had a fair value of $6.7 million at November 30, 2024. Additionally, the Company owned Warrants exercisable into an additional 1,488,100 NevGold Shares at a price of $0.60 per NevGold Share until December 5, 2024. As the Company has significant influence over NevGold, it accounts for its ownership in NevGold using the equity method. See "Company Overview – Recent Developments".

U.S. GoldMining

As at November 30, 2024, the Company owned 9,878,261 U.S. GoldMining Shares, or approximately 79.4% of U.S. GoldMining's outstanding shares of common stock and 122,490 warrants to purchase U.S. GoldMining Shares. The U.S. GoldMining Shares and warrants owned by the Company had a market value of $168.1 million (US$120.0 million) based on the price of such securities quoted on NASDAQ at November 30, 2024.

As a result of its ownership position, the Company consolidates the assets and liabilities of U.S. GoldMining in its Statements of Financial Position and, therefore, the market value of the U.S. GoldMining Shares and warrants is not reflected in the Company's financial statements.

The following table shows the assets and liabilities of U.S. GoldMining:

November 30,
2024
(in thousands of dollars)	($)
Assets
Cash and cash equivalents	5,544
Restricted cash	122
Prepaid expenses and deposits	278
Other receivables	36
Other assets	49
Land, property and equipment	1,565
Exploration and evaluation assets	83
7,677

Liabilities
Accounts payable and accrued liabilities	458
Withholdings taxes payable	253
Rehabilitation provisions	446
Lease liability	160
Due to related parties	2
1,319

Results of Operations

The following discussion and analysis of the Company's financial condition and results of operations for the years ended November 30, 2024, 2023 and 2022 should be read in conjunction with its audited consolidated financial statements and related notes for the year ended November 30, 2024.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Selected Financial Information

The following tables set out selected financial information with respect to the Company's operations for each of the years ended November 30, 2024, 2023 and 2022.

(in thousands of dollars, except per share amounts)	November 30, 2024	November 30, 2023	November 30, 2022
Total assets ($)	120,961	136,878	147,329
Total non-current liabilities ($)	1,565	2,121	1,249
Net loss for the year ($)	(27,347)	(30,449)	(13,200)
Net loss per share, basic and diluted ($)	(0.13)	(0.17)	(0.09)
Weighted average number of shares outstanding, basic and diluted	187,833,126	171,903,909	154,045,370

The Company has not realized any revenues in any of such financial periods and did not declare any dividends during the years ended November 30, 2024, 2023 and 2022.

Year Ended November 30, 2024, Compared to the Year Ended November 30, 2023

Selected Operating Results	U.S. GoldMining(1)			Others(2)			Consolidated
	For the year ended			For the year ended			For the year ended
		November 30,			November 30,			November 30,
(in millions of dollars)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)
Operating loss	12.0	13.0	(1.0)	13.6	12.3	1.3	25.6	25.3	0.3
Consulting fees	-	-	-	0.4	0.3	0.1	0.4	0.3	0.1
Directors' fees, employee salaries and benefits	0.5	0.3	0.2	1.9	1.9	-	2.4	2.2	0.2
Exploration expenses	8.0	6.8	1.2	2.5	1.9	0.6	10.5	8.7	1.8
General and administrative expenses	2.0	3.1	(1.1)	6.3	4.4	1.9	8.3	7.5	0.8
Professional fees	1.0	2.2	(1.2)	1.0	1.6	(0.6)	2.0	3.8	(1.8)
Share-based compensation	0.3	0.5	(0.2)	2.0	2.8	(0.8)	2.3	3.3	(1.0)
Share of loss in associate	-	-	-	1.5	0.1	1.4	1.5	0.1	1.4
Recovery on receipt of mineral property option payments	-	-	-	(2.3)	(2.7)	0.4	(2.3)	(2.7)	0.4
Dividend income	-	-	-	-	(0.9)	0.9	-	(0.9)	0.9
Loss on modification of margin loan	-	-	-	-	0.4	(0.4)	-	0.4	(0.4)
Impairment of exploration and evaluation assets	-	-	-	0.1	1.8	(1.7)	0.1	1.8	(1.7)
Financing costs	-	-	-	-	1.3	(1.3)	-	1.3	(1.3)
Current income tax expense	-	-	-	1.9	-	1.9	1.9	-	1.9
Deferred income tax expense	-	-	-	0.2	4.9	(4.7)	0.2	4.9	(4.7)
Net loss	11.4	12.5	(1.1)	15.9	17.9	(2.0)	27.3	30.4	(3.1)

(1) Consists of U.S. GoldMining and its wholly owned subsidiary US GoldMining Canada Inc.

(2) Others consists of GoldMining and all of its subsidiaries, excluding U.S. GoldMining and US GoldMining Canada Inc.

For the year ended November 30, 2024, the Company had an operating loss of $25.6 million, compared to an operating loss of $25.3 million for the year ended November 30, 2023. On a consolidated basis, increases in operating losses were primarily the result of increases in exploration expenses, general and administrative expenses, share of loss in associate, and a lower recovery on receipt of mineral property option payments for the Almaden Project (the Company completed the sale of the Almaden Project to NevGold on January 18, 2024. See the AIF for additional information), offset by decreases in professional fees, share-based compensation, impairment of exploration and evaluation assets, and financing costs.

General and administrative expenses were $8.3 million in the year ended November 30, 2024, compared to $7.5 million in the year ended November 30, 2023. The increase was primarily the result of higher investor communications, marketing, office, and travel expenses, offset by decreases in transfer agent and regulatory fees.

Directors' fees, employee salaries and benefits, which includes management and personnel salaries, were $2.4 million in the year ended November 30, 2024, compared to $2.2 million in the year ended November 30, 2023. The increase was primarily due to hiring of additional staff.

Exploration expenses were $10.5 million in the year ended November 30, 2024, compared to $8.7 million in the year ended November 30, 2023. The increase was primarily due to increases in exploration expenditures associated with U.S. GoldMining's Whistler Project, the São Jorge, Titiribi, Crucero, Yarumalito and Rea Projects, partially offset by decreases in expenditures at the La Mina and Cachoeira Projects. Significant exploration expenditures included a confirmatory drill program at the Whistler Project and a diamond core drilling program and power auger drilling program at the São Jorge Project.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Exploration expenditures on a project basis for the periods indicated were as follows:

	For the year ended
	November 30,
	2024	2023
(in thousands of dollars)	($)	($)
Whistler	8,008	6,828
São Jorge	1,096	439
Titiribi	371	247
Crucero	304	195
Yarumalito	291	261
La Mina	166	529
Rea	120	70
Yellowknife	84	91
Cachoeira	22	48
Other Exploration Expenses	-	2
Total	10,462	8,710

Non-cash share-based compensation expenses were $2.3 million in the year ended November 30, 2024, compared to $3.3 million in the year ended November 30, 2023. The decrease was primarily the result of fewer options granted during the year ended November 30, 2024, and lower share-based compensation recorded by U.S. GoldMining, compared to the year ended November 30, 2023. Share-based compensation for the year ended November 30, 2024 includes $0.3 million recorded by U.S. GoldMining with respect to the vesting of stock options and satisfaction of performance based restricted U.S. GoldMining Shares, compared to $0.5 million in the year ended November 30, 2023.

Professional fees were $2.0 million in the year ended November 30, 2024, compared to $3.8 million in the year ended November 30, 2023. The decrease was primarily the result of higher legal, accounting, tax and advisory services, associated with U.S. GoldMining's IPO in the comparative period.

Share of loss in associate was $1.5 million in the year ended November 30, 2024, compared to $0.1 million in the year ended November 30, 2023. The increase was primarily the result of an increase in ownership of NevGold Shares and greater activity at NevGold during the year ended November 30, 2024. The Company reported the results of NevGold as an associate using the equity method effective July 13, 2023.

A recovery on the receipt of a mineral property option payment of $2.3 million was recognized by the Company for the year ended November 30, 2024, compared to $2.7 million in the year ended November 30, 2023. The recoveries during the years ended November 30, 2024 and 2023 resulted from the receipt of NevGold Shares as option payments from NevGold for the Almaden Project, which had a carrying value of $nil.

Dividend income was $nil in the year ended November 30, 2024, compared to $0.9 million in the year ended November 30, 2023. Dividend income in the prior year was comprised of the quarterly dividends paid by GRC.

In the year ended November 30, 2023, the Company recognized a loss on modification of the Company's margin loan facility of $0.4 million, as a result of early repayments of principal on the Company's credit facility in the amount of $9.6 million (US$7.1 million).

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

In the year ended November 30, 2023, the Company incurred financing costs of $1.3 million for the Company's margin loan facility, which was repaid in August 2023.

In the year ended November 30, 2024, the Company recognized a loss on impairment of exploration and evaluation assets for its Surubim Project of $0.1 million, compared to $1.8 million for the year ended November 30, 2023. The Company's Surubim Project consists of the Surubim and Rio Novo concessions located in Para State, Brazil. During the year ended November 30, 2023, the Company continued efforts to negotiate an extension for its Rio Novo concessions under its option agreement with Jarbas Duarte, but after failing to settle, provided the property vendor with a notice of termination resulting in the impairment of the Surubim Project.

For the year ended November 30, 2024, the Company recognized a current income tax expense of $1.9 million. The current income tax expense resulted from the completion of the sale of the Almaden Project to a subsidiary of NevGold.

For the year ended November 30, 2024, the Company recognized a deferred income tax expense of $0.2 million, compared to $4.9 million for the year ended November 30, 2023. The deferred income tax expense for the year ended November 30, 2024 resulted from the remeasurement of GRC Shares at fair value. The deferred income tax expense during the year ended November 30, 2024 was net of a deferred tax recovery resulting from reclassifying the deferred tax liability pertaining to the NevGold option agreement to current on completion of the disposal of the Almaden Project. The deferred tax expense during the year ended November 30, 2023 resulted from the recognition of a deferred tax liability upon receipt of NevGold Shares pursuant to the NevGold option agreement, and the remeasurement of GRC Shares and NevGold Shares at fair value during the year ended November 30, 2023.

For the year ended November 30, 2024, the Company recorded an unrealized loss on revaluation of long-term investments of $6.3 million in other comprehensive loss, compared to an unrealized loss of $30.8 million for the year ended November 30, 2023, as a result of a decrease in the fair value of its long-term investments. The unrealized losses during the years ended November 30, 2024 and 2023, respectively, were offset by deferred income tax recoveries of $0.8 million and $4.2 million, respectively. The long-term investments are measured at fair value with reference to closing foreign exchange rates and the quoted market share prices.

During the year ended November 30, 2024, the Company's net loss was $27.3 million, or $0.13 per share on a basic and diluted basis, of which $25.3 million was attributable to shareholders of the Company and $2.1 million was attributable to non-controlling interests, compared to a net loss of $30.4 million, or $0.17 per share on a basic and diluted basis, of which $28.8 million was attributable to shareholders of the Company and $1.7 million was attributable to non-controlling interests, during the year ended November 30, 2023.

Three Months Ended November 30, 2024, Compared to the Three Months Ended November 30, 2023

Selected Operating Results		U.S. GoldMining(1)			Others(2)			Consolidated
	For the three months ended			For the three months ended			For the three months ended
		November 30,			November 30,			November 30,
(in millions of dollars)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)	2024 ($)	2023 ($)	Change ($)
Operating loss	4.2	5.3	(1.1)	5.1	3.7	1.4	9.3	9.0	0.3
Consulting fees	-	-	-	0.1	0.1	-	0.1	0.1	-
Directors' fees, employee salaries and benefits	0.2	0.1	0.1	0.6	0.6	-	0.8	0.7	0.1
Exploration expenses	2.7	4.4	(1.7)	0.7	0.4	0.3	3.4	4.8	(1.4)
General and administrative expenses	0.9	0.6	0.3	1.4	0.9	0.5	2.3	1.5	0.8
Professional fees	0.3	0.1	0.2	0.2	0.7	(0.5)	0.5	0.8	(0.3)
Share-based compensation	0.1	0.1	-	-	0.8	(0.8)	0.1	0.9	(0.8)
Share of loss in associate	-	-	-	1.0	0.1	0.9	1.0	0.1	0.9
Impairment of exploration and evaluation assets	-	-	-	0.1	-	0.1	0.1	-	0.1
Current income tax expense	-	-	-	0.1	-	0.1	0.1	-	0.1
Deferred income tax recovery	-	-	-	(0.1)	(0.3)	0.2	(0.1)	(0.3)	0.2
Net loss	4.1	5.0	(0.9)	5.2	2.6	2.6	9.4	7.6	1.8

(1) Consists of U.S. GoldMining and its wholly owned subsidiary US GoldMining Canada Inc.

(2) Others consists of the Company and all of its subsidiaries, excluding U.S. GoldMining and US GoldMining Canada Inc.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

For the three months ended November 30, 2024, the Company had an operating loss of $9.3 million, compared to an operating loss of $9.0 million for the same period of 2023. On a consolidated basis, increases in operating losses were primarily the result of an increase in general and administrative expenses and share of loss in associate, offset by decreases in exploration expenses, professional fees and share-based compensation.

General and administrative expenses were $2.3 million for the three months ended November 30, 2024, compared to $1.5 million for the three months ended November 30, 2023. The increase was primarily the result of higher investor communications and marketing expenses.

Directors' fees, employee salaries and benefits, which includes management and personnel salaries, were $0.8 million for the three months ended November 30, 2024, compared $0.7 million for the same period in 2023.

Exploration expenses were $3.4 million for the three months ended November 30, 2024, compared to $4.8 million for the same period in 2023. The decrease was primarily due to lower exploration expenditures associated with U.S. GoldMining's Whistler Project. Significant exploration expenditures included work associated with a confirmatory drill program at the Whistler Project and a diamond core drilling program and power auger drilling program at the São Jorge Project.

Exploration expenditures on a project basis for the periods indicated were as follows:

	For the three months ended
	November 30,
	2024	2023
(in thousands of dollars)	($)	($)
Whistler	2,737	4,395
São Jorge	264	132
Yarumalito	111	56
Titiribi	99	67
Yellowknife	63	57
Rea	52	5
La Mina	43	53
Cachoeira	9	4
Crucero	6	13
Total	3,384	4,782

Non-cash share-based compensation expenses were $0.1 million during the three months ended November 30, 2024, compared to $0.9 million during the three months ended November 30, 2023. The decrease was primarily the result of fewer options granted during the three months ended November 30, 2024, and lower share-based compensation recorded by U.S. GoldMining, compared to the three months ended November 30, 2023. Share-based compensation for the three months ended November 30, 2024 includes $0.1 million recorded by U.S. GoldMining with respect to the vesting of stock options and satisfaction of performance based restricted U.S. GoldMining Shares, compared to $0.1 million during the three months ended November 30, 2023.

Professional fees were $0.5 million during the three months ended November 30, 2024, compared to $0.8 million during the three months ended November 30, 2023. The decrease was primarily the result of increased legal fees incurred for the ATM program in the comparative period.

Share of loss in associate was $1.0 million during the three months ended November 30, 2024, compared to $0.1 million during the three months ended November 30, 2023. The increase in share of loss in associate was primarily the result of an increase in ownership of NevGold Shares and greater activity at NevGold in the three months ended November 30, 2024. The Company reported the results of NevGold as an associate using the equity method effective July 13, 2023.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

For the three months ended November 30, 2024, the Company recognized a deferred income tax recovery of $0.1 million, compared to $0.3 million for the three months ended November 30, 2023. The deferred income tax recovery for the three months ended November 30, 2024 and 2023 resulted from the remeasurement of GRC Shares at fair value.

For the three months ended November 30, 2024, the Company recorded an unrealized gain on revaluation of long-term investments of $0.8 million in other comprehensive loss, compared to $2.8 million for the three months ended November 30, 2023, as a result of an increase in the fair value of its long-term investments. The unrealized gains during the three months ended November 30, 2024 and 2023, respectively, were offset by deferred income tax expenses of $0.1 million and $0.4 million respectively. The long-term investments are measured at fair value with reference to closing foreign exchange rates and the quoted share prices in the market.

During the three months ended November 30, 2024, the Company's net loss was $9.4 million, or $0.04 per share on a basic and diluted basis, of which $8.7 million was attributable to shareholders of the Company and $0.7 million was attributable to non-controlling interests, compared to a net loss of $7.6 million, or $0.04 per share on a basic and diluted basis, of which $6.7 million was attributable to shareholders of the Company and $1.0 million was attributable to non-controlling interests during the three months ended November 30, 2023.

Use of Proceeds from the U.S. GoldMining IPO

The following table sets out a comparison of how U.S. GoldMining has utilized the net proceeds realized under the U.S. GoldMining IPO in comparison to the estimated use of proceeds disclosed by U.S. GoldMining in its prospectus. The information therein is presented as of November 30, 2024:

	Estimated Use of Proceeds	Actual Use of Proceeds
	(US$)	(US$)
Exploration and development activities on Whistler Project, including infill and exploration drilling, metallurgical sampling, economic studies and consultation	6,220,000	9,551,000
Permitting and Reporting	1,175,000	1,199,000
Repayment of current liabilities, including advance from GoldMining(1)	2,381,000	1,759,000
General and administrative expenses	3,240,000	3,640,000
Other general working capital purposes	4,284,000	1,151,000
Total	17,300,000	17,300,000

Note:

(1) Before the U.S. GoldMining IPO, U.S. GoldMining's liquidity needs were met through funding provided by GoldMining. Upon completion of the U.S. GoldMining IPO, U.S. GoldMining utilized a portion of the proceeds to repay such advances.

Actual use of proceeds for exploration and development activities at the Whistler Project as of November 30, 2024 was $13.0 million (US$9.6 million). Proceeds used to date primarily relate to U.S. GoldMining's confirmatory work program at the Whistler Project, which commenced in 2023. The difference was primarily related to actual expenditures of U.S. GoldMining's confirmatory work program at the Whistler Project being more than initially estimated.

Actual use of proceeds for permitting and reporting was $1.6 million (US$1.2 million).

Actual use of proceeds for repayment of liabilities was $2.4 million (US$1.8 million) with the difference being due to actual expenditures related to the U.S. GoldMining IPO being less than initially estimated.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Actual use of proceeds for general and administrative expenses was $4.9 million (US$3.6 million). The proceeds used to date primarily relate to general and administrative expenditures, with the increase due to expenses incurred for building corporate brand awareness after the completion of the U.S. GoldMining IPO.

Actual use of proceeds for general working capital was $1.6 million (US$1.2 million). Proceeds used to date primarily relate to the construction of camp structures and purchase of equipment. The difference primarily relates to reallocating the use of proceeds from other general working capital purposes to use at exploration and development activities at the Whistler Project.

Summary of Quarterly Results

The following table sets forth selected quarterly financial results of the Company for each of the periods indicated. The Company did not receive any revenues during such periods.

For the quarter ended	Net loss	Basic and diluted net loss per share

(in thousands of dollars, except per share amounts)	($)	($)
November 30, 2024	(9,396)	(0.04)
August 31, 2024	(9,480)	(0.05)
May 31, 2024	(5,692)	(0.03)
February 29, 2024	(2,779)	(0.01)
November 30, 2023	(7,639)	(0.04)
August 31, 2023	(9,624)	(0.05)
May 31, 2023	(7,074)	(0.04)
February 28, 2023	(6,112)	(0.04)

The Company's fluctuations in net loss from quarter to quarter were mainly related to changes in exploration, permitting and licensing work as well as corporate activities conducted during the respective periods. During the three month periods ended November 30, 2024, August 31, 2024, November 30, 2023 and August 31, 2023, net loss was higher as a result of U.S. GoldMining's exploration program and other activities. During the three months ended February 29, 2024, net loss was lower as a result of recovery on the receipt of mineral property option payments. During the three months ended May 31, 2023, net loss was higher compared to other quarters as a result of increased activities and expenses associated with preparations for the U.S. GoldMining IPO and a higher deferred tax expense, primarily associated with the Company's long-term investments.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Liquidity and Capital Resources

The following table sets forth selected information regarding the Company's financial position for the periods indicated on a consolidated basis and includes the assets and liabilities of U.S. GoldMining as disclosed above under "Other Investments". Cash and cash equivalents of $5.5 million and other assets of $2.1 million held by U.S. GoldMining are solely for the operations of U.S. GoldMining and are not available for use by GoldMining or other subsidiaries of GoldMining.

	As at November 30,	As at November 30,
	2024	2023
(in thousands of dollars)	($)	($)
Cash and cash equivalents	11,880	21,589
Working capital	9,081	21,383
Long-term investments	38,906	45,080
Total assets	120,961	136,878
Total current liabilities	4,235	2,344
Accounts payable and accrued liabilities	1,602	1,757
Total non-current liabilities	1,565	2,121
Shareholders' equity	113,759	129,243
Non-controlling interests	1,402	3,170

Capital resources of the Company consist primarily of cash and cash equivalents, restricted cash, other receivables, liquid short-term investments, long-term investments and shares held in NevGold, which are accounted for as an investment in associate, and GRC Shares. As of November 30, 2024, the Company had cash and cash equivalents totalling $11.9 million compared to $21.6 million at November 30, 2023, and $1.4 million in other current assets compared to $2.1 million at November 30, 2023. This includes cash and cash equivalents held by U.S. GoldMining of $5.5 million compared to $15.5 million at November 30, 2023, and $0.5 million in other current assets held by U.S. GoldMining compared to $2.4 million at November 30, 2023.

The decrease in cash and cash equivalents was primarily the result of operating expenditures offset by cash proceeds from the ATM Program during the year ended November 30, 2024. As of November 30, 2024, the Company had long-term investments of $38.9 million compared to $45.1 million as at November 30, 2023, and held NevGold Shares with a fair value of $6.7 million as at November 30, 2024 compared to $5.3 million as at November 30, 2023. The decrease in the value of long-term investments was primarily the result of a decrease in the market price of GRC Shares held by the Company. The increase in the fair value of NevGold Shares was primarily the result of the receipt of a $3.2 million mineral property option payment paid in NevGold Shares, partially offset by a decrease in the market price of NevGold Shares.

The Company had accounts payable and accrued liabilities of $1.6 million as of November 30, 2024, compared to $1.8 million at November 30, 2023. As of November 30, 2024, the Company had working capital (current assets less current liabilities) of $9.1 million compared to $21.4 million at November 30, 2023. As of November 30, 2024, U.S. GoldMining had working capital of $5.3 million compared to $15.6 million at November 30, 2023.

In addition to planned work programs described under "Update on Material Properties", certain of the Company's properties, including its Boa Vista, Surubim and La Mina Projects are subject to certain ongoing agreements that require additional payments by the Company and, in order to maintain its properties in good standing, the Company must continue incurring various surface rights lease payments, land fee payments, advance royalty payments, licence application and extension fees and camp maintenance costs. Additional work on projects identified as part of the Strategic Review Process and any future expansion, including the acquisition of additional mineral properties or interests, may require additional financing, including additional equity and/or debt financing. There can be no assurance that such additional financing will be available on acceptable terms or at all.

The Company believes that its cash on hand, holdings of publicly traded securities and its 2024 ATM Program will provide sufficient capital resources to meet the Company's obligations over the next 12 months. The Company's ability to meet its obligations and finance exploration and development activities over the long-term will depend on its ability to generate cash flow through the issuance of GoldMining Shares pursuant to equity financings and/or short-term or long-term loans and debt financings. The Company's growth and success is dependent on external sources of financing, which may not be available on acceptable terms or at all. Refer to "Liquidity Risk" below.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Contractual Obligations

The following table summarizes the Company's contractual obligations as at November 30, 2024, including payments due for each of the next five years and thereafter.

Contractual Obligations	Payments Due by Period
(in thousands of dollars)	Total ($)	Less than 1 year ($)	1 – 3 years ($)	3 – 5 years ($)	After 5 years ($)
Office and Storage Leases	911	325	421	165	-
Total Contractual Obligations	911	325	421	165	-

General and Administrative

The Company is currently renting or leasing various offices and storage facilities located in Canada, USA, Brazil, Colombia and Peru with total contractual payments of $0.9 million over the next five years. These leased facilities include those of U.S. GoldMining.

Commitments

Boa Vista Joint Venture Project

The Company holds an 84.05% interest in Boa Vista Gold Inc. ("BVG"), a corporation formed under the laws of British Virgin Islands, which holds the rights to the Boa Vista Gold Project (the "Boa Vista Project") located in Pará State, Brazil.

Pursuant to the terms of a shareholder's agreement among Brazilian Gold Corp., a subsidiary of the Company, D'Gold Mineral Ltda. ("D'Gold"), a former joint venture partner of BVG, and Majestic D&M Holdings LLC ("Majestic"), dated January 21, 2010, as amended on May 25, 2011, June 24, 2011 and November 15, 2011, a 1.5% net smelter return royalty is payable to D'Gold and in the event Majestic's interest in BVG falls below 10% Majestic's interest will be converted to a 1.5% net smelter return royalty payable by BVG to Majestic.

Pursuant to a mineral rights acquisition agreement, as amended, relating to the project, Golden Tapajós Mineração Ltda. ("GT"), a subsidiary of BVG, was required to pay R$3.62 million in September 2018 to the counterparty thereunder. This was subsequently amended, whereby GT paid R$0.22 million ($0.06M) in December 2023 to maintain the option to acquire 100% of the Boa Vista Project mineral rights. The due date to pay the remaining balance of R$3.0 million ($0.70 million) (the "Final Payment") was June 30, 2024. In June 2024 GT extended the option to make the Final Payment on June 30, 2025 by making a payment of R$0.21 million ($0.05 million).

In addition, GT must make a bonus payment of US$1,500,000 if GT defines a NI 43-101 compliant proven and probable gold reserve in excess of three million gold ounces, with the payment payable within 30 days of the commencement of mine production in accordance with its terms.

Surubim Project

Altoro Agreement – Surubim Property

Pursuant to an option agreement between the Company's subsidiary and Altoro Mineração Ltda. dated November 5, 2010, as amended on December 3, 2010 and December 14, 2012, the Company's subsidiary was granted the option to acquire certain exploration licenses for aggregate consideration of US$850,000. Pursuant to this agreement, a cash payment of US$650,000 is payable upon the ANM granting a mining concession over certain exploration concessions.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

La Mina Project

The La Mina Project hosts the La Mina concession contract and the contiguous La Garrucha concession contract. In December 2023, the Company received the fully executed resolution from the mining authority approving the integration of both concession contracts into a single concession. Surface rights over a portion of the La Garrucha concession contract are subject to a surface rights lease agreement and an option agreement. The Company completed the terms of the agreement required to lease the surface rights over a portion of the La Garrucha concession contract in December 2022.

In addition, pursuant to an option agreement entered into by the Company's subsidiary on November 18, 2016, amended April 4, 2017, November 5, 2018, July 10, 2020, September 27, 2022, May 10, 2024 and September 13, 2024, the Company's subsidiary can acquire surface rights over a portion of the La Garrucha concession by making a final payment of US$100,000 on or before October 15, 2025.

Cash Flows

Operating Activities

Net cash used in operating activities during the year ended November 30, 2024, was $22.5 million, compared to $21.8 million during the year ended November 30, 2023. Significant operating expenditures during the current year included general and administrative expenses, directors' fees, employee salaries and benefits, professional fees and exploration expenditures. Net cash used in operating activities during the year ended November 30, 2024 reflected a net loss of $27.3 million, compared to $30.4 million during the year ended November 30, 2023, primarily offset by non-cash items including share-based compensation of $2.3 million, compared to $3.3 million during the year ended November 30, 2023, share of loss in associate is $1.5 million, compared to $0.1 million during the year ended November 30, 2023, depreciation charge of $0.3 million, compared to $0.2 million during the year ended November 30, 2023, financing costs of $0.0 million, compared to $1.3 million during the year ended November 30, 2023, deferred income tax expense of $0.2 million, compared to $4.9 million during the year ended November 30, 2023, impairment of exploration and evaluation assets of $0.1 million, compared to $1.8 million during the year ended November 30, 2023, recovery on the receipt of mineral property option payments of 2.3 million, compared to $2.7 million in the year ended November 30, 2023 and share of loss on investment in joint venture of $0.1 million, compared to $0.0 million during the year ended November 30, 2023. Non-cash working capital changes include a decrease in other receivables of $0.2 million compared to an increase of $0.2 million during the year ended November 30, 2023, a decrease of prepaid expenses and deposits of $0.5 million, compared to an increase of $0.9 million during the year ended November 30, 2023, a decrease of accounts payable and accrued liabilities of $0.2 million compared to an increase of $0.0 during the year ended November 30, 2023, and an increase in income taxes payable of $2.0 million compared to $0.0 million during the year ended November 30, 2023. The increase in income taxes payable is primarily attributed to the sale of the Almaden Project.

Investing Activities

Net cash used in investing activities during the year ended November 30, 2024 was $1.0 million, compared to $3.8 million during the year ended November 30, 2023. Net cash used in investing activities during the year ended November 30, 2024 was primarily related to investment in joint venture of $0.2 million, compared to $0.0 million during the year ended November 30, 2023, purchase of securities in the amount of $0.2 million, compared to $1.9 million during the year ended November 30, 2023, construction of camp structures of $nil compared to $1.2 million during the year ended November 30, 2023, a mineral property option payment of $0.3 million for the La Garrucha concession, compared to $0.4 million during the year ended November 30, 2023, purchase of equipment in the amount of $0.2 million compared to $0.2 million during the year ended November 30, 2023, and $0.1 million for the partial buydown of a royalty on the Crucero Project, compared to $nil during the year ended November 30, 2023.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Financing Activities

Net cash provided by financing activities during the year ended November 30, 2024, was $13.4 million, compared to $39.0 million during the year ended November 30, 2023. Net cash provided by financing activities was primarily related to net cash proceeds received from the Company's ATM Program during the year ended November 30, 2024 in the amount of $12.8 million, compared to $22.2 million during the year ended November 30, 2023, exercise of options during the year ended November 30, 2024 of $0.0 million, compared to $2.2 million during the year ended November 30, 2023, interest paid on the margin loan of $nil during the year ended November 30, 2024, compared to $0.9 million during the year ended November 30, 2023, principal repayments of margin loan in the amount of $nil compared to $9.6 million during the year ended November 30, 2023, net proceeds received from the U.S. GoldMining IPO of $nil, compared to $24.1 million during the year ended November 30, 2023, open market purchases of U.S. GoldMining Shares of $nil, compared to $3.4 million during the year ended November 30, 2023, proceeds received from U.S. GoldMining warrant exercises of $0.0 million, compared to $4.5 million during the year ended November 30, 2023, net proceeds received from U.S. GoldMining's ATM Program of $0.6 million, compared to $nil during the year ended November 30, 2023.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on the Company's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Transactions with Related Parties

Related Party Transactions

During the year ended November 30, 2024, the Company incurred related party transactions of $0.4 million, compared to $0.3 million for the year ended November 30, 2023 in general and administrative expenses related to website design, video production, website hosting services and marketing services paid to Blender Media Inc., a company controlled by a direct family member of one of the Company's Co-Chairmen. Blender is a design and marketing agency that provides services to numerous publicly traded companies. As at November 30, 2024, prepaid expenses included $nil (November 30, 2023: $0.2 million) in service fees paid to Blender Media.

Related party transactions are based on the amounts agreed to by the parties. During the year ended November 30, 2024, the Company did not enter into any contracts or undertake any commitments or obligations with any related parties other than as disclosed herein.

Transactions with Key Management Personnel

Key management personnel are persons responsible for planning, directing and controlling the activities of an entity and include management and directors' fees and share-based compensation, which are described below for the year ended November 30, 2024:

	For the year ended
	November 30,	November 30,
	2024	2023
(in thousands of dollars)	($)	($)
Management fees	295	280
Director and officer fees	632	564
Share-based compensation	1,135	1,719
Total	2,062	2,563

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

As at November 30, 2024, $0.3 million was payable to key management personnel for services provided to the Company (November 30, 2023: $0.2 million). Compensation is comprised entirely of salaries, fees and similar forms of remuneration and directors' fees. Management includes the Chief Executive Officer (the "CEO") and the Chief Financial Officer (the "CFO").

Critical Accounting Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires the use of judgments and/or estimates that affect the amounts reported and disclosed in the consolidated financial statements and related notes. Critical accounting estimates represent estimates that are uncertain and for which changes in those estimates could materially impact our consolidated financial statements. Areas of judgment and key sources of estimation uncertainty that have the most significant effect are as follows:

Existence of impairment indicators for exploration and evaluation assets

In accordance with the Company's accounting policy, all direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals. The Company applies judgment to determine whether indicators of impairment exist for these capitalized costs.

Management uses several criteria in making this assessment, including the period for which the Company has the right to explore, expected renewals of exploration rights, whether substantive expenditures on further exploration and evaluation of mineral properties are budgeted, and evaluation of the results of exploration and evaluation activities up to the reporting date. During the year ended November 30, 2024 the Company has concluded no impairment indicators exist for any of its exploration and evaluation assets, except for its Surubim Project, which was written down by $0.1 million during the year.

Changes in, and Initial Adoption of, Accounting Policies

The Company adopted the following amendments to IFRS, which were effective for the accounting period beginning on or after December 1, 2023:

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting Policies – The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. To support the amendment, the International Accounting Standards Board has also developed guidance and examples to explain and demonstrate the application of the 'fourstep materiality process' described in IFRS Practice Statement 2. This amendment did not have a material impact on the Company's consolidated financial statements.

The following are amendments to the accounting standards that have been issued but are not mandatory for the current period and have not been early adopted by the Company:

Classification of Liabilities as Current or Non-Current (Amendments to IAS 1) – The amendments to IAS 1, clarifies the presentation of liabilities. The classification of liabilities as current or noncurrent is based on contractual rights that are in existence at the end of the reporting period and is affected by expectations about whether an entity will exercise its right to defer settlement. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of 'settlement' to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendment issued in October 2022 also clarifies how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. Covenants to be complied with after the reporting date do not affect the classification of debt as current or non-current at the reporting date. Liabilities should be classified as non-current if a company has a substantive right to defer settlement for at least 12 months at the end of the reporting period. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. The implementation of this amendment is not expected to have a material impact on the Company.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Amendments to IFRS 9 and IFRS 7 – Amendments to the Classification and Measurement of Financial Instruments. In May 2024, the IASB issued Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7). These amendments updated classification and measurement requirements in IFRS 9 Financial Instruments and related disclosure requirements in IFRS 7 Financial Instruments: Disclosures. The IASB clarified the recognition and derecognition date of certain financial assets and liabilities, and amended the requirements related to settling financial liabilities using an electronic payment system. It also clarified how to assess the contractual cash flow characteristics of financial assets in determining whether they meet the solely payments of principal and interest criterion, including financial assets that have environmental, social and corporate governance linked features and other similar contingent features. The IASB added disclosure requirements for financial instruments with contingent features that do not relate directly to basic lending risks and costs and amended disclosures relating to equity instruments designated at fair value through other comprehensive income. The amendments are effective for annual periods beginning on or after January 1, 2026, with early application permitted. Management is currently assessing the effect of these amendments on our financial statements.

IFRS 18 – Presentation and Disclosure in Financial Statements - In April 2024, the IASB issued IFRS 18 Presentation and Disclosure of Financial Statements (IFRS 18), which replaces IAS 1, Presentation of Financial Statements. IFRS 18 introduces a specified structure for the income statement by requiring income and expenses to be presented into the three defined categories of operating, investing and financing, and by specifying certain defined totals and subtotals. Where company specific measures related to the income statement are provided, IFRS 18 requires companies to disclose explanations around these measures, which are referred to as management defined performance measures. IFRS 18 also provides additional guidance on principles of aggregation and disaggregation which apply to the primary financial statements and the notes. IFRS 18 will not affect the recognition and measurement of items in the financial statements, nor will it affect which items are classified in other comprehensive income and how these items are classified. The standard is effective for reporting periods beginning on or after January 1, 2027, including for interim financial statements. Retrospective application is required, and early application is permitted. Management is currently assessing the effect of this new standard on our financial statements.

Financial Instruments and Risk Management

The Company's financial assets include cash and cash equivalents, restricted cash, other receivables, short-term investment, reclamation deposits and long-term investments. The Company's financial liabilities include accounts payable and accrued liabilities, due to joint venture and due to related parties. The Company uses the following hierarchy for determining and disclosing fair value of financial instruments:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2: other techniques for which all inputs have a significant effect on the recorded fair value which are observable, either directly or indirectly.
●	Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Company's cash and cash equivalents, restricted cash, other receivables, accounts payable and accrued liabilities, due to joint venture and due to related parties approximate fair value due to their short terms to settlement. The Company's short-term investments and long-term investments in common shares of equity securities are measured at fair value on a recurring basis and classified as Level 1 within the fair value hierarchy. The fair value of short-term and long-term investments is based on the quoted market price of the short-term and long-term investments. The fair value of warrants to purchase NevGold Shares were initially determined on a residual basis and subsequently measured using the Black-Scholes valuation model. The significant inputs used are readily available in public markets and therefore have been classified as level 2. Inputs used in the Black-Scholes model for the valuation of the warrants include risk-free interest rate, volatility, and dividend yield.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Financial Risk Management Objectives and Policies

The financial risk arising from the Company's operations are currency risk, interest rate risk, credit risk, liquidity risk and equity price risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company's ability to continue as a going concern. The risks associated with the Company's financial instruments and the policies on how the Company mitigates these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

Currency Risk

The Company's operating expenses and acquisition costs are denominated in United States dollars, the Brazilian Real, the Colombian Peso and Canadian dollars. The exposure to exchange rate fluctuations arises mainly on foreign currencies against the Company and its subsidiaries functional currencies. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure.

The Canadian dollar equivalents of the Company's foreign currency denominated monetary assets are as follows:

	As at November 30,	As at November 30,
	2024	2023
(in thousands of dollars)	($)	($)
Assets
United States Dollar	46,417	60,652
Brazilian Real	27	30
Colombian Peso	428	546
Total	46,872	61,228

The Canadian dollar equivalent of the Company's foreign currency denominated monetary liabilities are solely in United States dollars and total $0.3 million.

The impact of a Canadian dollar change against the United States dollar on the investment in GRC by 10% at November 30, 2024 would have an impact, net of tax, of approximately $3.4 million on other comprehensive loss for the year ended November 30, 2024. The impact of a Canadian dollar change of 10% against the United States dollar on the Company's other financial instruments based on balances at November 30, 2024 would have an impact of $0.7 million on net loss for the year ended November 30, 2024.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in interest rates. The Company's exposure to interest rate risk is limited as it has no long-term debt. The Company's exposure to interest rate risk arises from the impact of interest rates on its cash and cash equivalents, restricted cash and term deposits, which bear interest at fixed rates. The interest rate risks on the Company's cash and cash equivalents and restricted cash are minimal. The Company has not entered into any derivative instruments to manage interest rate fluctuations.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Credit risk for the Company is primarily associated with the Company's bank balances. The Company mitigates credit risk associated with its bank balances by holding cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance with Schedule I chartered banks in Canada and their United States affiliates. Substantially all of our cash and cash equivalents held with financial institutions exceeds government-insured limits. The Company's maximum exposure to credit risk is equivalent to the carrying value of its cash and cash equivalents and restricted cash in excess of the amount of government deposit insurance coverage for each financial institution. In order to mitigate its exposure to credit risk, the Company closely monitors its financial institutions.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities.  To manage liquidity risk the Company closely monitors its liquidity position and ensures it has adequate sources of funding to finance its projects and operations.  As at November 30, 2024, the Company has working capital (current assets less current liabilities) of $9.1 million.  The Company's other receivables, prepaid expenses, deposits, accounts payable and accrued liabilities, due to joint venture, due to related parties, lease liabilities and withholding taxes payable are expected to be realized or settled within a one-year period. U.S. GoldMining's cash and cash equivalents and restricted cash of $5.7 million and other assets of $2.0 million are not available for use by GoldMining or other subsidiaries of GoldMining.

The Company has current cash and cash equivalent balances, access to its 2024 ATM Program, whereby the Company has the ability to issue GoldMining Shares for cash, and ownership of liquid assets at its disposal.

As of November 30, 2024, the Company owns 9.88 million U.S. GoldMining Shares and 0.12 million warrants to purchase U.S. GoldMining Shares, 21.53 million GRC Shares and 26.67 million NevGold Shares with the following fair values:

Equity Holdings	Fair Value
U.S. GoldMining	$168.1 million (US$120.0 million)(1)
GRC	$38.9 million (US$27.8 million)
NevGold	$6.7 million

(1)Includes fair value of 0.12 million warrants held by the Company

GoldMining believes that its cash on hand, ability to enter into future borrowings collateralized by the U.S. GoldMining, GRC and NevGold Shares and access to its 2024 ATM Program will enable the Company to meet its working capital requirements for the next twelve months commencing from the date that the consolidated financial statements are issued.

Equity Price Risk

The Company is exposed to equity price risk as a result of holding its long-term investments. The Company does not actively trade its long-term investments. The equity prices of its long-term investments are impacted by various underlying factors including commodity prices. Based on the Company's long-term investments held as at November 30, 2024, a 10% change in the equity prices of its long-term investments would have an impact, net of tax, of approximately $3.4 million on other comprehensive loss for the year ended November 30, 2024.

Outstanding Share Data

As of the date hereof, the Company has 195,935,156 GoldMining Shares outstanding. In addition, the following options and restricted share rights outstanding are summarized below.

Share Options

Each share option entitles the holder thereof to purchase one GoldMining Share.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

The outstanding share options to purchase GoldMining Shares as of the date of this MD&A are as follows:

Expiry Date	Exercise/Grant Price ($)	Number Outstanding
July 8, 2025	2.28	50,000
August 1, 2025	2.22	150,000
August 31, 2025	3.38	50,000
September 24, 2025	2.86	200,000
November 19, 2025	2.88	1,475,000
August 25, 2026	1.52	100,000
November 11, 2026	1.83	2,443,750
November 24, 2026	1.84	140,000
December 7, 2026	1.57	25,000
January 17, 2027	1.98	18,945
January 18, 2027	2.01	50,000
April 7, 2027	2.07	100,000
June 20, 2027	1.46	25,000
July 15, 2027	1.18	75,000
November 24, 2027	1.60	4,028,000
May 8, 2028	1.45	50,000
May 24, 2028	1.34	75,000
October 31, 2028	1.09	50,000
November 4, 2028	1.09	3,462,500
December 1, 2028	1.22	240,000
January 16, 2029	1.14	50,000
March 13, 2029	1.23	33,234
November 27, 2029	1.19	2,440,000
		15,331,429

Restricted Share Rights

As of the date of this MD&A, 763,641 restricted share rights to acquire 763,641 GoldMining Shares are outstanding (170,525 of which vest on February 27, 2025, and have yet to be issued).

Management's Report on Internal Control Over Financial Reporting

Disclosure Controls and Procedures

Disclosure controls and procedures ("DC&P") are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the CEO and the CFO, on a timely basis so that appropriate decisions can be made regarding public disclosure.

As of the end of the period covered by this MD&A, management of the Company, with the participation of the CEO and CFO, evaluated the effectiveness of the Company's DC&P as required by Canadian National Instrument 52–109 – Certification of Disclosure in Issuers' Annual and Interim Filings ("NI 52–109"). The evaluation included documentation review, enquiries and other procedures considered by management to be appropriate in the circumstances. Based on that evaluation, the CEO and CFO have concluded that, as of November 30, 2024, the DC&P (as defined in NI 52-109) were effective to provide reasonable assurance that information required to be disclosed in the Company's annual and interim filings and other reports filed or submitted under applicable securities laws, is recorded, processed, summarized and reported within time periods specified by those laws and that material information is accumulated and communicated to management of the Company, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

GoldMining Inc. Management's Discussion and Analysis For the year ended November 30, 2024

Internal Control Over Financial Reporting

Management, with the participation of its CEO and CFO, is responsible for establishing and maintaining adequate internal control over financial reporting ("ICFR") as such term is defined in Canada under NI 52-109.  The Company's ICFR is designed to provide reasonable assurance regarding the reliability of the Company's financial reporting for external purposes in accordance with IFRS as issued by the IASB. The Company's ICFR include policies and procedures that:

●	maintain records that accurately and fairly reflect, in reasonable detail, the transactions and dispositions of assets of the Company;
●	provide reasonable assurance that transactions are recorded as necessary for preparation of financial statements in accordance with IFRS as issued by IASB;
●	provide reasonable assurance that the Company's receipts and expenditures are made only in accordance with authorizations of management and the Company's Directors; and
●

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the Company's consolidated financial statements.

The Company's ICFR may not prevent or detect all misstatements because of inherent limitations. Additionally, projections of any evaluation of effectiveness for future periods are subject to the risk that controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with the Company's policies and procedures.

The Company uses the 2013 Internal Control – Integrated Framework published by The Committee of Sponsoring Organizations of the Treadway Commission as the basis for assessing its ICFR. Management performed an evaluation of the Company's ICFR and concluded that, as at November 30, 2024, ICFR were designed and operating effectively so as to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Limitations on Controls and Procedures

The Company's management, including the CEO and CFO, believes that any DC&P or ICFR, no matter how well conceived and operated, may not prevent or detect all misstatements because of inherent limitations. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the control. The design of any control system is also based in part upon certain future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risk Factors

A discussion of risk factors is included in the AIF and other filings with the Canadian Regulatory Authorities available on SEDAR+ at www.sedarplus.ca.

Additional Information

Additional information regarding the Company, including the Company's AIF, are available under the Company's profile at www.sedarplus.ca.